UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

June 27, 2016

ZIX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Texas	0-17995	75-2216818
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2711 North Haskell Avenue

Suite 2200, LB 36

Dallas, Texas 75204-2960

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (214) 370-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 27, 2016, the Board of Directors (the “Board”) of Zix Corporation (“ZixCorp” or the “Company”) appointed David E. Rockvam to the position of Chief Financial Officer (“CFO”), principal financial officer and principal accounting officer of ZixCorp. Michael English, ZixCorp’s former CFO, will remain with ZixCorp through July 26, 2016 in order to assist with the transition of duties and responsibilities.

Mr. Rockvam, age 47, served as Senior Vice President of Brand and Corporate Communication of Entrust Datacard (together with its subsidiaries, “Entrust”) from July 2015 until June 24, 2016. Prior to such appointment, he served, among other roles, as (i) Entrust’s Senior Vice President of Product Marketing, Chief Marketing Officer, Chief Investor Relations Officer and VP Corporate Development, (ii) Entrust Certificate Services’ Senior Vice President and General Manager and (iii) Chief Financial Officer of Asia Digital Media, Ltd., an Entrust joint venture, beginning in 1998. Prior to joining Entrust, Mr. Rockvam held various finance and accounting positions at Nortel Networks from February 1995 through September 1998. Mr. Rockvam holds a master’s degree in business administration from the University of Texas at Dallas and is a graduate of Texas Tech University where he received an undergraduate degree in international trade and economics.

Mr. Rockvam’s annual base salary will be $265,000 and his annual incentive bonus target under ZixCorp’s 2016 Variable Compensation Plan will be $92,750. In addition, Mr. Rockvam will be granted (i) 100,000 restricted shares and (ii) an award of stock options evidencing the right to acquire 100,000 shares of Company Common Stock at a strike price equal to the closing price of such Common Stock on the date of grant. The restricted shares will vest in equal annual increments over four years from the date of grant. The stock options will be subject to ZixCorp’s customary time-based vesting over four years. All of the restricted shares and stock options will be subject to Mr. Rockvam’s continued employment through the applicable vesting dates.

In connection with Mr. Rockvam’s appointment, ZixCorp entered into an Employment Termination Benefits Agreement (the “ETBA”), effective as of June 27, 2016, with Mr. Rockvam. Under the ETBA, which is based on the form entered into by ZixCorp with its other executive officers, Mr. Rockvam will, upon termination of his employment other than for “cause” or his resignation for “good reason” within 24 months of a “change in control” of ZixCorp, be entitled to receive 12 equal monthly cash payments in an aggregate amount equal to (i) his current base salary plus (ii) his target cash bonus for the fiscal year during which the separation occurs plus (iii) any excess costs to continue his health, dental and other employee benefits under COBRA over the price Mr. Rockvam would have paid for such benefits had he remained employed by ZixCorp during such 12-month payment period. In addition, if (a) Mr. Rockvam is terminated other than for “cause” without a “change in control” of ZixCorp, (b) ZixCorp experiences a “change in control” and the acquiring entity does not assume all of ZixCorp’s outstanding equity awards, or (c) the acquiring entity assumes such awards but within two years Mr. Rockvam should be terminated other than for “cause” or he should resign for “good reason,” in each case, (1) any outstanding stock options held by Mr. Rockvam would become immediately exercisable and (2) any time-based restrictions or performance-based restrictions on other outstanding stock awards held by Mr. Rockvam would lapse and such awards would become fully vested, disregarding any time-based or performance-based vesting criteria.

Following Mr. English’s assistance with his transition of responsibilities and his cessation of employment with ZixCorp, Mr. English will be entitled to receive compensation and benefits under his executive termination benefits agreement resulting from the termination “other than for cause” (as described in the Company’s Schedule 14A filed on April 29, 2016).

Item 7.01 Regulation FD Disclosure

On June 27, 2016, ZixCorp issued a press release announcing the appointment of Mr. Rockvam as the new CFO of ZixCorp, as more fully described in Item 5.02 above. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 and in the attached Exhibit 99.1 shall be deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated June 27, 2016, titled “Zix Corporation Appoints David Rockvam as New Chief Financial Officer”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIX CORPORATION

By:	/s/ Justin K. Ferguson
Justin K. Ferguson
Vice President and General Counsel

Dated: June 27, 2016

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release, dated June 27, 2016, titled “Zix Corporation Appoints David Rockvam as New Chief Financial Officer”.